December 31, 2016




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Steven A. Thomas, Esquire, Lisa A. Olivieri,Esquire, Clinton R. Black, V, Esquire, and/or
Paul A. Snyder, Esquire to sign and file form 4's and form 5's with the U.S. Securities and Exchange Commission on my behalf. This authorization shall be in effect until December 31, 2017.

				Very truly yours,

				/s/ Daniel C. Keith

				Daniel C. Keith